                                                                       EXHIBIT 5
                             CHENIERE ENERGY, INC.
                               Two Allen Center
                         1200 Smith Street, Suite 1710
                           Houston, Texas 77002-4312

                               December 15, 1997


BSR Investments, Ltd.
97 Avenue Henri Martin
Paris, France 75016


     Re:  TERM NOTE WITH WARRANTS


     Cheniere Energy, Inc., a Delaware corporation ("BORROWER"), and the undersigned, a Lender ("LENDER"), in consideration of the mutual covenants contained herein, agree as follows:

     1. COMMITMENT. In accordance with the terms and conditions set forth herein and upon receipt by Lender of the items listed on Schedule 1, Lender agrees to make a term loan hereunder to Borrower in the amount of $2,000,000 (the "TERM LOAN"). As additional consideration for the Term Loan Borrower will issue to Lender warrants in the form of EXHIBIT A (the "LENDER WARRANTS") to purchase 166,667 shares of Borrower's common stock, par value $.003 per share (the "COMMON STOCK") at an exercise price of $2.375 per share (the "EXERCISE PRICE").

     2.   TERMS OF PAYMENT.

          (a) The Term Loan shall be evidenced by, and payable in accordance with the terms of, a promissory note (the "NOTE") executed by Borrower, payable to the order of Lender, in substantially the form of EXHIBIT B.

          (b) Borrower may prepay the Note, in whole or in part, without premium or penalty, at any time.

          (c) In addition to prepayments under clause (b) above, Borrower shall make prepayments of principal of the Term Loan equal to the net cash proceeds received by Borrower from any private placement of Borrower's equity securities or from any sale by Borrower of seismic data, less up to $1,000,000 which may be retained by Borrower.

     3. EXTENSION OF MATURITY DATE. If no Default or Potential Default exists, Borrower may extend the Maturity Date for a period of up to 180 days by notifying Lender of such extension prior to the original Maturity Date. If Borrower extends the Maturity Date hereunder, Borrower shall issue to Lender additional warrants (the "ADDITIONAL LENDER WARRANTS") with an exercise price equal to the Exercise Price, which expire on the Expiration Date in the form of EXHIBIT A to purchase 66,667 shares of Common Stock for each 30 day period after the original Maturity Date during which any amount of the Term Loan is outstanding and unpaid until the date (the "FINAL REPAYMENT DATE") that is the earlier of (x) the date of repayment of the Term Loan in full and (y) 180 days after the original Maturity Date. The Additional Lender Warrants shall be issued within 10 days after the Final Repayment Date.

     4. CERTAIN REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender that:

          (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature and extent of its business require the same (except where the failure to do so would not constitute a Material Adverse Event), and possesses all requisite authority, powers, licenses, permits and franchises to conduct its business and execute, deliver and comply with the terms of the Loan Papers executed or to be executed by it, all of which have been duly authorized and approved by all requisite corporate action and for which no approval or consent of any person, entity or governmental authority is required that has not been obtained;

          (b) Borrower is not, and the execution, delivery and performance of the Loan Papers will not cause it to be, in violation of any law, regulation or agreement (to the extent such violation is a Material Adverse Event) or its corporate charter or bylaws;

          (c) upon execution and delivery by all parties thereto, each Loan Paper will constitute a legal and binding obligation of Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity;

          (d) Borrower is not involved in or aware of the threat of any litigation which, if determined adversely to it, would be a Material Adverse Event, and there are no outstanding or unpaid judgments against Borrower;

          (e) all financial statements (or any replacements thereto) of Borrower and related information concerning Borrower delivered to Lender by Borrower were true and correct in all material respects as of the date thereof, were (in the case of financial statements) prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and fairly present the financial condition, results of operations and all material liabilities of Borrower, and, except as previously disclosed to Lender, there have been no material adverse changes in the financial condition of Borrower since the date of such financial statements;

          (f) the Lender Warrants and Additional Lender Warrants (collectively, the "WARRANTS") when issued, will be binding obligations of Borrower, enforceable against it in accordance with the terms of the Warrants, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity; the Common Stock issuable upon exercise of each Warrant will, when issued and paid for in accordance with such Warrant, be duly and validly authorized and issued, fully paid and nonassessable; and

          (g) the Note and the Warrants are not being offered or sold by any form of general solicitation or general advertising.

     5.   CERTAIN AFFIRMATIVE COVENANTS.  Borrower shall:

          (a) use the proceeds of the Term Loan only for working capital and general corporate purposes (including, without limitation, payments to Zydeco Exploration, Inc., a subsidiary of Zydeco Energy, Inc., under Borrower's Exploration Agreement with them);

          (b) deliver to Lender each filing made by Borrower during the term of the Term Loan pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT");

          (c) promptly pay when due all taxes due by Borrower, except taxes being contested in good faith by appropriate legal proceedings, for which adequate reserves in accordance with GAAP have been established.

     6. CERTAIN NEGATIVE COVENANTS. Borrower will not, directly or indirectly:

          (a) use the proceeds of any advance hereunder (i) to acquire any other entity, (ii) to purchase or carry (or to extend credit to another for the purpose of purchasing or carrying) "margin stock" (as defined in Regulation U of the Federal Reserve System), (iii) to pay any wages (unless a payment to or deposit with the United States of all amounts of tax required to be deducted and withheld with respect thereto has been made), or (iv) for any unlawful purpose;

          (b) merge or consolidate with any entity, or dissolve;

          (c) declare, make or pay any distribution or dividend to its owners;

          (d) sell, lease or otherwise dispose of all or any substantial portion of its assets;

          (e) engage in any business other than that in which it is presently engaged; or

          (f) pledge any of its assets, including its interest in seismic data.

     7.   LENDER ACKNOWLEDGMENTS.

          (a) TRANSFER RESTRICTIONS. Lender acknowledges that (i) the Term Note, Warrants and the Common Stock underlying the Warrants (collectively, the "RESTRICTED SECURITIES") to be issued to it hereunder have not been and are not being registered under the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any applicable state securities laws (except as provided in SECTION 9), and may not be offered, sold, pledged or otherwise transferred unless (A) the Restricted Securities are subsequently registered under the Securities Act and all applicable state securities laws or (B) the holder of the Restricted Securities shall have delivered to Borrower an opinion of counsel, reasonably satisfactory in form, scope and substance to Borrower, to the effect that the Restricted Securities may be sold or transferred pursuant to a valid exemption from such registration requirements; (ii) the Restricted Securities are and will be "restricted securities" (as defined in Rule 144 promulgated under the Securities Act); (iii) any sale of the Restricted Securities, as the case may be, made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of the Restricted Securities, as the case may be, under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder; and (iv) neither Borrower nor any other person is under any obligation to register the Restricted Securities (other than as set forth in SECTION 9) under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

          (b) RESTRICTIVE LEGEND. Lender acknowledges and agrees that "stop transfer" instructions shall be given regarding the Restricted Securities on the transfer books of Borrower, and that the certificate(s) evidencing the Restricted Securities shall bear the following legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), OR ANY

     APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF FOR VALUE UNLESS A REGISTRATION STATEMENT HAS BECOME EFFECTIVE WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION THAT THERE IS AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS."

     8.   LENDER REPRESENTATIONS, WARRANTIES AND COVENANTS.

     Lender represents and warrants to, and covenants and agrees with, Borrower as follows:

          (a) Lender is purchasing the Restricted Securities for its own account, for investment only and not with a view towards the public sale or distribution thereof in violation of the Securities Act, and with no present intention of dividing or allowing others to participate in this investment.

          (b) If Lender is an individual, Lender is an "accredited investor" as that term is defined in Rule 501(a)(5) or (6) of Regulation D promulgated under the Securities Act by reason that Lender is an individual (i) having an individual net worth, or a joint net worth with Lender's spouse, at the time of the purchase that exceeds $1,000,000, or (ii) who had an individual income in excess of $200,000 in each of the two most recent years or joint income with Lender's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or if Lender is a corporation or other business entity, the Lender is an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D promulgated under the Securities Act and Lender was not organized for the specific purpose of acquiring the Restricted Securities.

          (c) Lender has such knowledge, sophistication and experience in business, tax and financial matters that Lender is capable of evaluating, and is familiar with, the merits and risks of an investment in the Restricted Securities, can bear the substantial economic risk of an investment in the Restricted Securities for an indefinite period of time and can afford a complete loss of such investment.

          (d) Lender represents that its overall commitment to investments which are not readily marketable is not disproportionate to Lender's net worth, and Lender's investment in the Restricted Securities will not cause such overall commitment to become excessive.

          (e) All subsequent offers and sales of the Restricted Securities by Lender shall be made pursuant to registration of such securities under the Securities Act and applicable state securities laws or pursuant to a valid exemption from such registration requirements.

          (f) Lender understands that the Restricted Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Borrower is relying upon the truth and accuracy of, and Lender's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lender set forth herein in order to determine the availability of such exemptions and the eligibility of Lender to acquire the Restricted Securities. Lender agrees that, if any of the representations, warranties, agreements, acknowledgments or understandings deemed to have been made by it in connection with its investment in the Restricted Securities is no longer accurate, it shall promptly notify Borrower and consult with Borrower in order to determine an appropriate course of action.

          (g) Lender has carefully read the terms and provisions hereof and, to the extent that Lender believed necessary, has discussed the representations, warranties and agreements which Lender makes herein and the applicable limitations upon Lender's resale of the Restricted Securities with Lender's counsel.

          (h) Lender and its advisors have been afforded the opportunity to ask questions of Borrower, and have received complete and satisfactory answers to any and all such inquiries and has had access to such financial and other information concerning Borrower and the Restricted Securities as it has deemed necessary in connection with its decision as to whether to make its investment.

          (i) Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Restricted Securities.

     9.   REGISTRATION PROCEDURES.

          (a) Within 120 days after the issuance of the Note, Borrower shall prepare and file or cause to be filed with the SEC a registration statement (the "REGISTRATION STATEMENT") with respect to the shares of Common Stock underlying the Warrants (collectively, the "REGISTRABLE SHARES"). Borrower shall thereafter use diligence in attempting to cause the Registration Statement to be declared effective by the SEC and shall thereafter use reasonable efforts to maintain the effectiveness of the Registration Statement until the earlier to occur of (i) the date which is one year from the effective date of the Registration Statement, (ii) the date on which all of the Warrants and Registrable Shares are no longer held by Lender or (iii) the date on which no warrants are held by Lender and the Registrable Shares held by Lender can be resold pursuant to Rule 144.

          (b) Following effectiveness of the Registration Statement, Borrower shall furnish to Lender a prospectus as well as such other documents as Lender may reasonably request.

          (c) Borrower shall use reasonable efforts to (i) register or otherwise qualify the Registrable Shares for sale under the securities laws of such jurisdictions as Lender may reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements as may be required, (iii) take such other actions as may be necessary to maintain such registrations and/or qualifications in effect at all times while the Registration Statement is likewise maintained effective and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Shares for sale in such jurisdictions; provided, however, that Borrower shall not be required in connection therewith or as a condition thereto to (I) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this SECTION 9(C), (II) subject itself to general taxation in any such jurisdiction, (III) file a general consent to service of process in any such jurisdiction, (IV) provide any undertakings that cause more than nominal expense or burden to Borrower or (V) make any change in its certificate of incorporation or bylaws, which in each case the Board of Directors of Borrower determines to be contrary to the best interests of Borrower and its stockholders.

          (d) Borrower shall, following effectiveness of the Registration Statement, as promptly as practicable after becoming aware of any such event, notify Lender of the happening of any event of which Borrower has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use reasonable efforts promptly to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to Lender or as Lender may reasonably request. Borrower may voluntarily suspend the effectiveness of such Registration Statement for a limited time, which in no event shall be longer than 90 days, if Borrower has been advised by legal counsel that the offering of Common Stock pursuant to the Registration Statement would adversely affect, or would be improper in view of (or improper without disclosure in a prospectus), a proposed financing, a reorganization, recapitalization, merger, consolidation, or similar transaction involving Borrower or its subsidiaries, and, during such suspension, Lender and its affiliates shall not sell or otherwise dispose for value any Registered Shares, in which event the one year period referred to in clause (i) of SECTION 9(A) shall be extended for an additional period of time beyond such one year period for an additional period of time equal to the number of days the effectiveness thereof has been suspended pursuant to this sentence.

          (e) Following effectiveness of the Registration Statement, Borrower, as promptly as practicable after becoming aware of any such event, will notify Lender of the issuance by the SEC of any stop order or other suspension of effectiveness of the Registration Statement at the earliest possible time.

          (f) Following effectiveness of the Registration Statement, Borrower will use reasonable efforts either to (i) cause all the Registrable Shares to be listed on each national securities exchange on which similar securities issued by Borrower are then listed, if any, if the listing of the Registrable Shares is then permitted under the rules of such exchange, or (ii) secure the quotation of the Registrable Shares on the Nasdaq Stock Market, Inc. ("NASDAQ"), if the listing of the Registrable Shares is then permitted under the rules of Nasdaq, or (iii) if, despite Borrower's reasonable efforts to satisfy the preceding clause (i) or (ii), Borrower is unsuccessful in satisfying the preceding clause
(i) or (ii) and without limiting the generality of the foregoing, to use reasonable efforts to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. as such with respect to such Common Stock.

          (g) Provide a transfer agent and registrar, which may be a single entity, for the Registrable Shares not later than the effective date of the Registration Statement.

          (h) It shall be a condition precedent to the obligations of Borrower to take any action pursuant to this SECTION 9 that Lender shall furnish to Borrower such information regarding itself as Borrower may reasonably request to effect the registration of the Registrable Shares and shall execute such documents in connection with such registration as Borrower may reasonably request.

          (i) Lender agrees to cooperate with Borrower in any manner reasonably requested by Borrower in connection with the preparation and filing of the Registration Statement hereunder.

          (j) Lender agrees that, upon receipt of any notice from Borrower of the happening of any event of the kind described in SECTION 9(D) or 9(E), Lender will immediately discontinue disposition of Shares pursuant to the Registration Statement until Lender receives notice from Borrower that sales may resume and copies of the supplemented or amended prospectus and, if so directed by Borrower, shall deliver to Borrower (at the expense of Borrower) or destroy (and deliver to Borrower a certificate of destruction) all copies in Lender's possession of the prospectus covering the Registrable Shares current at the time of receipt of such notice.

          (k) All expenses, other than (i) underwriting discounts and commissions, (ii) other fees and expenses of investment bankers and (iii) brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to this SECTION 9, including, without limitation, all registration, listing and qualification fees, printers and accounting fees and the fees and disbursements of counsel to Borrower, shall be borne by Borrower.

          (l) To the extent permitted by law, Borrower will indemnify and hold harmless Lender, the directors, if any, of Lender, the officers, if any, of Lender, each person, if any, who controls Lender within the meaning of the Securities Act or the Exchange Act, any underwriter (as defined in the Securities Act) for Lender, the directors, if any, of such underwriter and the officers, if any, of such underwriter, and each person, if any, who controls any such underwriter within the meaning of the Securities Act or the Exchange Act (each, an "INDEMNIFIED PERSON"), against any losses, claims, damages, expenses or liabilities (joint or several) (collectively, "CLAIMS") to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading,
(ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if Borrower files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by Borrower of the Securities Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i) through (iii) are hereinafter collectively referred to as the "VIOLATIONS"). Subject to the restrictions set forth in SECTION 9(N) with respect to the number of legal counsel, Borrower shall reimburse Lender and each such underwriter or controlling person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnity contained in this SECTION 9(L) (I) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Borrower by any Indemnified Person or underwriter for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (II) with respect to any preliminary prospectus shall not inure to the benefit of any person from whom the person asserting any Claim purchased the Restricted Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if such final prospectus was timely made available by Borrower; (III) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Borrower, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Restricted Securities by Lender; and (IV) shall not apply to a Claim arising out of or based upon the failure of an Indemnified Person to deliver a final prospectus to purchasers of Registrable Securities if Borrower provided such final prospectus to the Indemnified Person.

          (m) Lender agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in SECTION 9(L), Borrower, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls Borrower within the meaning of the Securities Act or the Exchange Act, any underwriter and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder or underwriter within the meaning of the Securities Act or the Exchange Act (each such person and each Indemnified Person, an "INDEMNIFIED PARTY"), against any Claim to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation by Lender, in each case to the extent (and only to the extent) that (I) such Violation occurs in reliance upon and in conformity with written information furnished to Borrower by Lender expressly for use in connection with such Registration Statement or such prospectus or (II) is a result of the breach of federal or state securities laws pertaining to the transfer by Lender of the Restricted Securities or the securities underlying the Restricted Securities; and Lender will reimburse any reasonable legal or other expenses reasonably incurred by any Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity contained in this SECTION 9(M) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Lender, which consent shall not be unreasonably withheld; provided, further, that Lender shall be liable under this
SECTION 9(M) for only that amount of a Claim as does not exceed the net proceeds to Lender as a result of the sale of Shares pursuant to such Registration Statement or such prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Restricted Securities (or underlying securities) by Lender. Notwithstanding anything to the contrary contained herein the indemnity contained in this SECTION 9(M) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

          (n) Promptly after receipt by an Indemnified Person or Indemnified Party under SECTION 9(L) or 9(M) of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is made against any indemnifying party under this SECTION 9, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, assume control of the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. Except as provided in the preceding sentence, Borrower shall pay for only one separate legal counsel for the Indemnified Persons. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this SECTION 9, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnity required by this SECTION 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

     10. DEFAULT. "DEFAULT" means the occurrence of any one or more of the following (and "POTENTIAL DEFAULT" means the occurrence of any event which, with notice or lapse of time or both, would become a Default):

          (a) the failure or refusal of Borrower (i) to pay any principal, interest or other part of the Obligation when due, (ii) to punctually and properly comply with any covenant in SECTION 6, or (iii) to punctually and properly comply with any other covenant in any Loan Paper and such failure continues for a period of 10 days after Borrower has notice thereof;

          (b) Borrower becomes a party to (other than as a claimant or creditor) or is made the subject of any proceeding provided by any Debtor Relief Law which is not stayed or dismissed within 60 days;

          (c) Borrower fails to have discharged, within a period of 60 days after commencement, any judgment, warrant of attachment, sequestration or similar proceeding against its assets with a value in excess of $400,000; and

          (d) a default exists in respect of any other Senior Note.

     11. REMEDIES AND RIGHTS. If a Default exists, then the holders of Senior Notes evidencing at least two-thirds of the aggregate principal amount then outstanding under the Senior Notes may exercise any and all legal and equitable rights and remedies afforded by the Loan Papers, applicable laws, or otherwise, including, without limitation, declaring the Senior Notes immediately due and payable. All rights available to the holders of the Senior Notes under the Loan Papers are cumulative of and in addition to all other rights at law or in equity. Any sums spent by Lender to exercise any right provided herein become part of the Obligation and bear interest from the date spent until the date repaid by Borrower at LIBOR plus 4% per annum. The obligations of Borrower and the rights of Lender under the Loan Papers continue in full force and effect until the Obligation is paid and performed in full.

     12.  DEFINITIONS.

     DEBTOR RELIEF LAWS means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar laws affecting creditors' rights.

     LIBOR means, initially, the three-month London InterBank Offered Rate, as published in the "Money Rates" column of The Wall Street Journal on the date of this agreement. With respect to any extension period under SECTION 3, "LIBOR" means the London InterBank Offered Rate, as published in such column on the original Maturity Date, for the period closest in length to such extension period.

     LOAN PAPERS means this agreement, the Note, any and all other agreements, instruments and documents ever delivered pursuant hereto, and all renewals, extensions or restatements of, or amendments or supplements to, all or any part of the foregoing.

     MATERIAL ADVERSE EVENT means any set of one or more circumstances or events which, individually or collectively, could result in any (a) material adverse effect upon the validity or enforceability of any material Loan Paper, (b) material adverse effect upon the financial condition or business operations of Borrower, or (c) Default.

     MATURITY DATE means the earlier of (a) subject to the extension provisions of SECTION 3, March 15, 1998, and (b) the date that the Senior Notes are declared immediately due and payable pursuant to SECTION 11 in the event of a Default; provided that Lender's rights continue until the Obligation has been paid and performed in full.

     NOTE is defined in SECTION 2.

     OBLIGATION means all debt now or hereafter owed to Lender by Borrower pursuant to any Loan Paper, together with all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof.

     SENIOR NOTES means the Note issued under this agreement and each of the other promissory notes of similar tenor issued by Borrower under loan agreements of even date herewith, in an aggregate principal amount of $4,000,000.

     TERM LOAN is defined in SECTION 1.

     13.  MISCELLANEOUS.

          (a) All financial terms shall be determined in accordance with GAAP, and the accounting principles applied in a current period shall be comparable in all respects to those applied during the preceding comparable period.

          (b) THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN PAPERS. Where appropriate, words of any number shall include the plural and singular or of any gender shall include each other gender. Headings and captions may not be used in interpreting provisions in the Loan Papers. References to monetary amounts and payments are to United States currency. Any action that is due on a non-Texas banking business day may be delayed until the next succeeding Texas banking business day, but interest accrues on any payment until made. Unless specifically otherwise provided, any communication under the Loan Papers to any party must be in writing (which may be by facsimile transmission if a facsimile number is provided herein for such party and if, without affecting the date such facsimile transmission was actually made, subsequently confirmed by delivery or mailing in accordance with this paragraph) to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third Texas banking business day after it is enclosed in an envelope, addressed to the party to be notified, properly stamped, sealed and deposited in the appropriate postal service. Until changed by notice pursuant hereto, the address for each party is set forth after its name on the first page of this agreement. The form, substance and number of counterparts of each writing to be furnished under any Loan Paper must be satisfactory to Lender. An exception to a covenant does not permit violation of any other covenant. All provisions in any Loan Paper shall survive all closings under the Loan Papers and shall not be affected by any investigation made by any party. If any provision in any Loan Paper is unenforceable, the remaining provisions thereof shall remain in full force and effect. The Loan Papers may be amended only by an instrument in writing executed jointly by Borrower and Lender, and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof. If any payment is ever rescinded or must be restored or returned for any reason, then all rights and obligations are automatically reinstated as though the payment had not been made. Any conflict or ambiguity between the terms and provisions herein and terms and provisions in any other Loan Paper shall be controlled by the terms and provisions herein. Any Loan Paper may be executed in any number of counterparts, with the same effect as if all signatories had signed the same document, and all of those counterparts constitute, collectively, one agreement.

     14. ENTIRETY. THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     15. ACCEPTANCE; PARTIES BOUND. This agreement binds and inures to the benefit of Lender and Borrower, and their respective successors and assigns; provided that Borrower may not, without the prior written consent of Lender, assign any rights, duties, or obligations hereunder, and any purported assignment without such consent is void.

                              Very truly yours,

                              CHENIERE ENERGY, INC.



                              By: /s/ DON A. TURKLESON
                                 ------------------------------
                              Name: Don A. Turkleson
                                   ----------------------------
                              Title: Chief Financial Officer
                                    ---------------------------

     The foregoing is accepted and agreed to in all respects.


                              LENDER:

                                BSR Investments, Ltd.



                              By: /s/ NICOLE SOUKI
                                 ------------------------------
                              Name: Nicole Souki
                                   ----------------------------
                              Title: Director
                                    ---------------------------

                                  SCHEDULE  1

                               CLOSING DOCUMENTS


1.   LOAN AGREEMENT between Borrower and Lender.

2.   TERM NOTE executed by Borrower.

3.   WARRANT AGREEMENT representing the Lender Warrants.

                                  EXHIBIT  A

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                    Form of
                       WARRANT TO PURCHASE COMMON STOCK
                                      OF
                             CHENIERE ENERGY, INC.

     This Warrant to Purchase Common Stock (this "Warrant") is issued __________________, 1997, by Cheniere Energy, Inc., a Delaware corporation (the "Company"), to __________________ (the "Holder").

     1. Issuance of Warrant; Term. The Company hereby grants to Holder, subject to the provisions hereinafter set forth, the right to purchase _________________ shares of common stock $.003 par value per share, of the Company (the "Common Stock"). The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." This Warrant shall be exercisable at any time before 5:00 p.m. (Houston, Texas time) on December 31, 2001.

     2. Exercise Price. This exercise price per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be $_____________ (the "Exercise Price").

     3.   Exercise

          (a) This Warrant may be exercised by Holder in whole or in part, upon delivery of written notice of intent to the Company at the address of the Company set forth below its signature below or such other address as the Company shall designate in written notice to Holder, together with this Warrant and payment (in the manner described in Section 3(b) below) for the aggregate Exercise Price of the Shares so purchased. Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable execute and deliver to Holder a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by Holder. If this Warrant shall be exercised with respect to less than all of the Shares, Holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant.

          (b) Payment for the Shares to be purchased upon exercise of this Warrant may be made by the delivery of a certified or cashier's check payable to the Company for the aggregate Exercise Price of the Shares to be purchased.

     4. Covenants and Conditions. The above provisions are subject to the following:

          (a) Neither this Warrant not the Shares have been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws ("Blue Sky Laws"). This Warrant and the Shares have been acquired for investment purposes and not with a view to distribution or resale, and the

Shares may not be made subject to a security interest, pledged, hypothecated, sold or otherwise transferred without an effective registration statement therefor under the Act and such applicable Blue Sky Laws or an opinion of counsel (which opinion and counsel rendering same shall be reasonably acceptable to the Company) that registration is not required under the Act and under any applicable Blue Sky Laws. The certificates representing the Shares shall bear substantially the following legend:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED FOR THE PRIVATE INVESTMENT OF THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II) IN THE OPINION OF COUNSEL (WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) REGISTRATION UNDER THE LAW OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED OFFER, SALE OR TRANSFER.

     Other legends as required by applicable federal and state laws may be placed on such certificates. Holder and the Company agree to execute such documents and instruments as counsel for the Company reasonably deems necessary to effect compliance of the issuance of this Warrant and any Shares issued upon exercise hereof with applicable federal and state securities laws.

          (b) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable.

     5. Warrantholder not Stockholder. This Warrant does not confer upon Holder any voting rights or other rights as a stockholder of the Company.

     6.   Certain Adjustments.

          6.1 Capital Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time there shall be a capital reorganization (other than a combination or subdivision of Common Stock otherwise provided for herein), a share exchange (subject to and duly approved by the stockholders of the Company) or a merger or consolidation of the Company with or into another corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, share exchange, merger, consolidation or sale, lawful provision shall be made so that Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Exercise Price, the number of shares of stock or other securities or property of the Company or the successor corporation resulting from such reorganization, share, exchange, merger, consolidation or sale, to which Holder would have been entitled under the provisions of the agreement in such reorganization, share exchange, merger, consolidation or sale if this Warrant had been exercised immediately before that reorganization, share exchange, merger, consolidation or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of Holder after the reorganization, share exchange, merger, consolidation or sale to the end that the provisions of this Warrant (including adjustment of the Exercise Price then in effect and the number of the Shares) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

          6.2 Splits and Subdivisions. If the Company at any time or from time to time fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall (i) in the case of a split or subdivision, be appropriately decreased and the number of the Shares shall be appropriately increased in proportion to such increase of outstanding shares and
(ii) in the case of a dividend or other distribution, the holder of the warrant shall have the right to acquire without additional consideration, upon exercise of the warrant, such property or cash as would have been distributed in respect of the shares of Common Stock for which the warrant was exercisable had such shares of Common Stock been outstanding on the date of such distribution.

          6.3 Combination of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, the Exercise Price shall be appropriately increased and the number of the Shares shall be appropriately decreased in proportion to such decrease in outstanding shares.

          6.4 Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6.2, upon exercise of this Warrant, Holder shall be entitled to a proportionate share of any such distribution as though Holder was the holder of the number of shares of Common Stock of the Company into which this Warrant may be exercised as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

          6.5 Certificate as to Adjustments. In the case of each adjustment or readjustment of the Exercise Price pursuant to this Section 6, the Company will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based to be delivered to Holder. The Company will, upon the written request at any time of Holder, furnish or cause to be furnished to Holder a certificate setting forth:

               (a) Such adjustment and readjustments;

               (b) The Exercise Price at the time in effect; and

               (c) The number of Shares and the amount, if any, of other property at the time receivable upon the exercise of the Warrant.

          6.6  Notices of Record Date, etc.  In the event of:

               (a) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

               (b) Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation, share exchange or merger involving the Company; or

               (c) Any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company will mail to Holder at least 20 days prior to the earliest date specified herein, a notice specifying:

                   (i) The date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and

                   (ii) The date on which any such reorganization, reclassification, transfer, consolidation, share exchange, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

     7. Call of Warrant. This Warrant may be called and canceled by the Company at its election at any time following the date upon which the closing price of the Common Stock on its principal trading market has been 200% or more of the Exercise Price for a period of 20 consecutive trading days (all as determined in good faith by the Company's Board of Directors) at a price equal to $.01 per share of Common Stock for which this Warrant shall be exercisable on the Call Date (as defined below). The Company shall give the holder of this Warrant at least 30 days prior written notice of any such call of this Warrant, which notice shall certify the foregoing condition for such call and set forth the date upon which the call shall occur (the "Call Date"). The holder of this Warrant shall, however, be entitled to exercise this Warrant, in whole or in part, prior to the Call Date and, in that event, the Company's right to call this Warrant shall be limited to the extent to which the Warrant remains unexercised on the Call Date.

     8. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the entire Warrant, in addition to such other remedies as shall be available to the holder of this Warrant, the Company will use commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     9. Split-Up, Combination, Exchange and Transfer of Warrants. Subject to and limited by the provisions of Section 4(a) hereof, this Warrant may be split up, combined or exchanged for another Warrant or Warrants containing the same terms and entitling the Holder to purchase a like aggregate number of Shares.
If the Holder desires to split up, combine or exchange this Warrant, the Holder shall make such request in writing delivered to the Company and shall surrender to the Company this Warrant and any other Warrants to be so split up, combined or exchanged. Upon any such surrender for a split-up, combination or exchange, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Company shall not be required to effect any split-up, combination or exchange which will result in the issuance of a Warrant entitled the Warrantholder to purchase upon exercise a fraction of a share of Common Stock or a fractional Warrant. The Company may require such Holder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split-up, combination or exchange of Warrants.

     10. Successors and Assigns. All the covenants and provisions of this Warrant shall bind and inure to the benefit of the Company's successors and assigns, and the heirs, legatees, devisees, executors, administrators, personal and legal representatives, and successors and permitted assigns of Holder.

     11. Governing Law. This Warrant shall be governed by and construed in accordance with the laws, and not the laws of conflicts, of the State of Delaware. The Holder hereby consents and agrees to submit to the jurisdiction in the United States of the District Court of the State of Texas located in Harris County or of the United States District Court for the Southern District of Texas for any action or proceeding brought by the Company arising under this Warrant and to the venue of such action or proceeding in such courts.


                              CHENIERE ENERGY, INC.



                              By:___________________________
                              Name:_________________________
                              Title:________________________

                                                                      EXHIBIT  B

                           FORM OF SENIOR TERM NOTE


$________________                                              December __, 1997


     FOR VALUE RECEIVED, the undersigned ("MAKER") hereby promises to pay to the order of ______________________ ("PAYEE"), at its offices at
____________________________, the principal sum of ___________________ DOLLARS, together with interest, as hereinafter described.

     This note is executed and delivered pursuant to the Agreement (as renewed, extended, and amended from time to time, the "AGREEMENT") dated as of December 15, 1997, between Maker and Payee. Unless indicated otherwise, capitalized terms in this note are used as defined in the Agreement. This note is one of the Loan Papers referred to in the Agreement and is therefore subject to the applicable provisions of the Agreement (including, without limitation, SECTION 13 thereof).

     The principal of this note is due and payable on the Maturity Date. Interest on this note shall be due and payable quarterly as it accrues and at maturity.

     The principal from day to day unpaid shall, except as stated below, bear interest at a rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate (hereinafter defined) and (b) the sum of 4% plus LIBOR. At the option of the holder of this note and to the extent permitted by applicable law, all past-due principal of this note and accrued and past-due interest on this note shall bear interest from the date due and payable (stated or by acceleration) until paid at a rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate and (b) the sum of 4% plus LIBOR, regardless of whether such payment is made before or after entry of a judgment. Each change in the Maximum Rate will become effective, without notice to Maker or any other person or entity, upon the effective date of such change.

     If at any time the rate determined under either clause (b) in the foregoing paragraph (the "CONTRACT RATE") exceeds the Maximum Rate, the rate of interest on this note shall be limited to the Maximum Rate, but any subsequent reductions in the Contract Rate shall not reduce the rate of interest below the Maximum Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the Contract Rate applicable from time to time had at all times been in effect. If at maturity (stated or by acceleration), or at final payment of this note, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if the Contract Rate applicable from time to time had at all times been in effect, then, at such time and to the extent permitted by applicable law, Maker shall pay to the holder hereof an amount equal to the sum of (a) the lesser of the amount of interest which would have accrued if the Contract Rate applicable from time to time had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect minus (b) the amount of interest actually paid or accrued on this note.

     Interest shall be calculated on the basis of actual days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the result would exceed the Maximum Amount, in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be).

     As used herein, the terms "MAXIMUM AMOUNT" and "MAXIMUM RATE" mean, respectively, the maximum amount and the maximum rate of interest which, under applicable law, the holder hereof is permitted to contract for, charge, take, reserve or receive on this note. Regardless of any provision in the Loan Papers, the holder hereof shall never be entitled to contract for, charge, take, reserve, receive, or apply, as interest on this note any amount in excess of the Maximum Amount, and, if the holder hereof ever contracts for, charges, takes, reserves, receives or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Maker and the holder hereof shall, to the maximum extent permitted under applicable law, (a) treat all advances as but a single extension of credit (and the holder hereof and Maker agree that such is the case and that any provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) "spread" the total amount of interest throughout the entire contemplated term of this note; provided that if this note is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Maximum Amount, the holder hereof shall refund such excess, and, in such event, the holder hereof shall not to the extent permitted by applicable law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended.

     Maker and each surety, endorser, guarantor and other party ever liable for payment of any part hereof jointly and severally waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agree that their liability on this note shall not be affected by, and hereby consent to, any renewal or extension in the time of payment hereof, any indulgences, or any release or change in any security for the payment of this note.


                              CHENIERE ENERGY, INC.



                              By:_____________________
                              Name:___________________
                              Title:__________________


                                  Page 2 of 2